Exhibit 99.4

ORANGE 21 INC.

9,544,814 Shares of Common Stock

Offered Pursuant to Rights Distributed to Stockholders,

Option Holders and Warrant Holders of Orange 21 Inc.

January __, 2009

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2009, UNLESS EXTENDED BY ORANGE 21 INC.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Orange 21 Inc. (“Orange 21”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its common stock, par value $0.0001 per share (the “Common Stock”). The Rights are being distributed to all holders of record of Common Stock, options and warrants (whether or not vested and exercisable) as of 5:00 p.m., New York City time, on January 21, 2009 (the “Record Date”). The Rights, the Rights Offering and the Common Stock are described in Orange 21’s enclosed Prospectus, dated April 25, 2008 and Prospectus Supplement dated January 22, 2009 (as they may be amended or supplemented, the “Prospectus”). We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, Orange 21 is offering an aggregate of 9,544,814 shares of its Common Stock, as described in the Prospectus.

Each beneficial owner of shares of Common Stock is entitled to one Right for each share of common stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable) as of the Record Date. Each Right will allow the holder thereof to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $0.80 per share (the “Subscription Price”).

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 20, 2009, unless extended in the sole discretion of Orange 21 (such date, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. Holders of the Rights should read the Prospectus carefully before deciding whether to exercise their Rights.

The Rights are evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) or the name(s) of your nominee(s) and, if not exercised, will cease to have any value as of the Expiration Date. Holders will not receive fractional Rights, fractional shares of Common Stock or cash in lieu thereof as a result of their exercise of Rights pursuant to the Rights Offering.

We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Rights.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions as to Use of Orange 21’s Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Orange 21 and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.	A form of letter and Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

4.	A return envelope addressed to Computershare Trust Company, N.A., the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the subscription agent prior to the Expiration Date, as indicated in the Prospectus. The subscription agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date. Any payment made in connection with a Notice of Guaranteed Delivery must be made by wire transfer of funds.

If you hold Rights for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Orange 21 or the subscription agent.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the information agent. The information agent’s telephone number is (800) 280-0819 (or (212) 440-9800 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.

Very truly yours,

ORANGE 21 INC.

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ORANGE 21 INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.